News Release

Date: October 28, 2008	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com

Nalco Revenue Gains 12 Percent;	Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com
EPS Rises 20 Percent Without Divestiture Gain
Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Sales momentum for Nalco Holding Company (NYSE:NLC) accelerated in the third quarter, with European operations contributing strongly to revenues being up 11.8 percent to $1.1 billion.

Diluted earnings per share increased to 41 cents from the year-earlier 25 cents per share, benefiting from an 11-cent per share after-tax divestiture gain. Without this gain, diluted earnings per share grew 20 percent. Net earnings in the quarter were $57.4 million compared to $36.5 million in the prior year.

Adjusted EBITDA, used to determine compliance with the Company’s debt covenants, increased 2.1 percent to $192.7 million from prior-year period results of $188.8 million that exclude a now-ended waste coal agglomeration (synfuel) business.  Earnings growth from real sales expansion was largely offset by previously announced hurricane impacts, estimated at $7 million pre-tax in the quarter, and accelerated raw material costs.

Working capital requirements and a decision to put an additional $30 million into pension funding after closing a recent divestiture brought Free Cash Flow, at $28.3 million, to less than prior year levels.  Cash of $75 million received in the sale of the Finishing Technologies unit is not included in Free Cash Flow.

Nalco achieved one of its highest organic sales gains in the past 15 years, increasing 11.2 percent in the quarter.  Currency gains added 2.9 percent and acquisition/divestiture activity subtracted 2.3 percent to reach 11.8 percent nominal growth.

Hurricane impacts reduced revenues by about $11 million in the quarter, with most of the customer shutdowns impacting Energy Services.  Despite this, Energy Services again drove organic sales expansion, growing 21.4 percent.  Adomite and Oil Field operations led Energy’s growth.  Sales to refining and petrochemical customers also grew at a double-digit pace organically.  Direct Contribution gains were limited to $3.0 million by hurricane impacts concentrated in this segment.

Industrial and Institutional Services (I&IS) delivered 8.6 percent organic sales growth, aided by double-digit organic improvement in Latin America and nearly 10 percent growth in Europe, Africa and the Middle East (EAME). Direct Contribution rose $5.4 million nominally despite $6.5 million in synfuel earnings last year that did not repeat.  Direct Contribution margins held steady on a synfuel-adjusted basis.

NALCO COMPANY

Paper Services organic revenue was up less than 1 percent, with gains in North America, Latin America and Asia offset by continued weakness in Europe. Direct contribution in the quarter fell $8.7 million as price increases significantly trailed rising raw material costs.

From a Company regional view, Latin America led organic sales improvement, up 28.2 percent against a weak prior-year period, followed by North America, EAME and Asia/Pacific, up 10.8 percent, 8.1 percent and 8.0 percent, respectively. Operating margins improved from the prior-year period in Latin America and Europe, but declined in North America on raw material costs and in Asia on material costs and operating expense investments.  Business optimization expenses charged in the quarter will drive improved performance in a few lower-margin operations.

The effective tax rate for the quarter was 42.7 percent, an increase due to the high tax rate applicable to the gain on divestiture.  Recognizing $28.3 million of goodwill applicable to the Finishing Technologies business reduced the pre-tax gain on the divestiture to $38.1 million. That goodwill, however, has limited deductibility for tax purposes. Forward-looking tax levels are expected to be about 30 percent.

Price capture in the third quarter stood at $50 million while product and freight costs accelerated sharply late in the quarter to total $64 million. Year-to-date price capture is $96 million compared to $122 million in higher product and freight costs. Cost savings to date totaled $59 million against an annual goal of $75 million.

“We clearly are pleased with overall revenue growth, including solid progress in Europe.  Fundamentally, the business is in good shape, but with clear opportunities to sharpen our execution.  A couple of issues warrant particular attention.  First, price capture efforts need to continue as earlier progress was negated by sharp cost acceleration late in the quarter.  Second, we have tremendous opportunities to improve working capital, especially inventories.  Finally, while we will not relax focus on Europe, we also want to ensure that Asia is resourced to become one of our highest growth regions in 2009 and beyond,” said J. Erik Fyrwald, Chairman, President and Chief Executive Officer.

Year-To-Date Results

Nalco’s year-to-date sales increased 10.5 percent to $3.2 billion from the year-earlier $2.9 billion, with organic sales growth contributing 7.5 percent to this gain, foreign currency benefits adding 4.6 percent and acquisition/divestiture activity subtracting 1.6 percent.  Excluding the divestiture gain, diluted earnings per share increased to 82 cents from the year-earlier 66 cents, an increase of 24 percent.

NALCO COMPANY

At $534.0 million, Adjusted EBITDA stands 3.9 percent ahead of year-earlier results of $514.2 million that exclude synfuel impacts. An additional $30 million post-divestiture pension contribution held Free Cash flow to $97.0 million, down from $119.4 million in the year-ago first nine months. Without this contribution, Free Cash Flow would have improved despite temporarily increased inventories.

2008 Full Year Expectations

Although third-quarter hurricane impacts added substantially to the challenge, Nalco continues to strive to achieve its 8 percent Adjusted EBITDA growth from a 2007 base that excludes synfuel results.

“Demand for our offering has been strong – particularly in the many areas where we help customers to drive energy, water, maintenance and other savings.  We will need this demand to continue in the face of clearly slowing global economic conditions and weakening foreign currencies relative to the U.S. dollar in order to approach our Adjusted EBITDA target for the year. We will also need raw material and freight cost relief and continued cost savings execution internally,” Fyrwald noted. “With the potential for working capital benefits as product and freight costs seem to be moving in a more reasonable direction, fourth quarter free cash flow could pass $100 million and move us closer to our Free Cash Flow target.”

Conference Call/Webcast

Nalco will discuss third-quarter results in a conference call and audio-only Webcast to be held on Wednesday, Oct. 29 at 10 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release.  Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants.  Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

NALCO COMPANY

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited)
	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$101.7	$119.9
Accounts receivable, less allowances of $20.4 in 2008 and $19.5 in 2007	807.3	805.6
Inventories:
Finished products	338.1	268.9
Materials and work in process	109.9	81.5
	448.0	350.4
Prepaid expenses, taxes and other current assets	101.4	112.6
Total current assets	1,458.4	1,388.5

Property, plant, and equipment, net	736.8	762.3
Intangible assets:
Goodwill	2,337.6	2,459.8
Other intangibles, net	1,094.8	1,121.4
Other assets	207.1	246.6
Total assets	$5,834.7	$5,978.6

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$347.6	$316.4
Short-term debt	85.3	130.4
Other current liabilities	347.0	322.5
Total current liabilities	779.9	769.3

Other liabilities:
Long-term debt	3,194.8	3,193.7
Deferred income taxes	309.5	327.5
Accrued pension benefits	259.7	314.4
Other liabilities	223.3	234.7

Minority interest	18.3	21.2
Shareholders’ equity	1,049.2	1,117.8
Total liabilities and shareholders’ equity	$5,834.7	$5,978.6

ATTACHMENT 1

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share data)

	Three Months ended September 30, 2008	Three Months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007

Net sales	$1,115.5	$998.2	$3,181.5	$2,878.4
Operating costs and expenses:
Cost of product sold	642.8	549.2	1,802.1	1,591.1
Selling, administrative, and research expenses	317.2	295.4	958.2	875.1
Amortization of intangible assets	14.0	15.6	43.5	46.2
Business optimization expenses	10.4	7.2	12.8	9.5
Gain on divestiture	(38.1)	-	(38.1)	-
Total operating costs and expenses	946.3	867.4	2,778.5	2,521.9

Operating earnings	169.2	130.8	403.0	356.5

Other income (expense), net	(5.1)	(1.9)	(12.4)	(2.2)
Interest income	2.3	2.7	6.8	7.2
Interest expense	(63.7)	(69.1)	(195.7)	(205.6)

Earnings before income taxes and minority interests	102.7	62.5	201.7	155.9

Income tax provision	43.9	24.0	66.4	52.4

Minority interests	(1.4)	(2.0)	(4.5)	(5.6)
Net earnings	$57.4	$36.5	$130.8	$97.9

Net earnings per share:
Basic	$0.41	$0.25	$0.93	$0.68
Diluted	$0.41	$0.25	$0.92	$0.66
Weighted-average shares outstanding (millions):
Basic	139.9	143.7	141.1	143.9
Diluted	140.7	146.6	141.9	147.5
Cash dividends declared per share	$0.035	$0.035	$0.105	$0.105

ATTACHMENT 2

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in millions)

	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007

Operating activities
Net earnings	$130.8	$97.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	103.8	97.0
Amortization	43.5	46.2
Gain on divestiture	(38.1)	-
Amortization of deferred financing costs and accretion of senior discount notes	35.8	33.7
Other, net	(10.3)	(11.4)
Changes in operating assets and liabilities	(64.2)	(68.1)
Net cash provided by operating activities	201.3	195.3

Investing activities
Additions to property, plant, and equipment, net	(99.8)	(70.3)
Net proceeds from divestiture	74.1	-
Other, net	(23.8)	(2.6)
Net cash used for investing activities	(49.5)	(72.9)

Financing activities
Cash dividends	(14.8)	(10.1)
Changes in short-term debt, net	(68.7)	(20.8)
Proceeds from long-term debt	16.0	50.2
Repayments of long-term debt	(0.7)	(24.1)
Purchases of treasury stock	(95.0)	(37.0)
Other, net	(5.2)	(4.0)
Net cash used for financing activities	(168.4)	(45.8)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	4.0
Increase (decrease) in cash and cash equivalents	(18.2)	80.6
Cash and cash equivalents at beginning of period	119.9	37.3
Cash and cash equivalents at end of period	$101.7	$117.9

ATTACHMENT 3

Nalco Holding Company and Subsidiaries
Segment Information (Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

(dollars in millions)	Three Months ended September 30, 2008	Three Months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007
Industrial and Institutional Services	$488.1	$449.0	$1,391.0	$1,285.9
Energy Services	395.1	326.8	1,104.8	938.1
Paper Services	203.3	195.9	607.3	577.4
Other	29.0	26.5	78.4	77.0
Net sales	$1,115.5	$998.2	$3,181.5	$2,878.4

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

(dollars in millions)	Three Months ended September 30, 2008	Three Months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007
Segment direct contribution:
Industrial and Institutional Services	$103.6	$98.2	$280.7	$276.9
Energy Services	74.1	71.1	221.9	207.6
Paper Services	22.9	31.6	75.5	89.8
Other*	(18.0)	(18.3)	(71.8)	(68.0)
Capital charge elimination	24.6	22.0	72.7	63.0
Total segment direct contribution	207.2	204.6	579.0	569.3

Expenses not allocated to segments:
Administrative expenses	51.7	51.0	157.8	157.1
Amortization of intangible assets	14.0	15.6	43.5	46.2
Business optimization expenses	10.4	7.2	12.8	9.5
Gain on divestiture	(38.1)	-	(38.1)	-
Operating earnings	169.2	130.8	403.0	356.5
Other income (expense), net	(5.1)	(1.9)	(12.4)	(2.2)
Interest income	2.3	2.7	6.8	7.2
Interest expense	(63.7)	(69.1)	(195.7)	(205.6)
Earnings before income taxes and minority interests	$102.7	$62.5	$201.7	$155.9

* Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended September 30, 2008	Three Months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007

Net earnings	$57.4	$36.5	$130.8	$97.9
Income tax provision	43.9	24.0	66.4	52.4
Interest expense, net of interest income	61.4	66.4	188.9	198.4
Depreciation	33.9	33.0	103.8	97.0
Amortization	14.0	15.6	43.5	46.2
EBITDA	210.6	175.5	533.4	491.9

Business optimization expenses	10.4	7.2	12.8	9.5
Profit sharing expense funded by Suez	4.8	5.1	14.0	13.1
Pension settlement	-	0.1	-	0.1
Franchise taxes	0.4	0.7	1.7	2.3
Non-cash rent expense	2.6	2.6	3.4	3.4
Non-wholly owned entities	0.1	2.6	(0.7)	2.1
Loss (gain) on sale, net of expenses	(38.2)	(0.4)	(37.3)	0.9
Other unusual charges	2.0	1.9	6.7	9.9
Adjusted EBITDA	192.7	195.3	534.0	533.2
Synfuel contribution	-	(6.5)	-	(19.0)
Adjusted EBITDA – excluding Synfuel	$192.7	$188.8	$534.0	$514.2

ATTACHMENT 5

Nalco Holding Company and Subsidiaries
Free Cash Flow (Unaudited)
(dollars in millions)

	Three Months ended September 30, 2008	Three Months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007
Net cash provided by operating activities	$67.6	$124.6	$201.3	$195.3
Minority interests	(1.4)	(2.0)	(4.5)	(5.6)
Additions to property, plant, and equipment, net	(37.9)	(22.7)	(99.8)	(70.3)
Free cash flow	$28.3	$99.9	$97.0	$119.4

ATTACHMENT 6